Exhibit 99.1

FOR IMMEDIATE RELEASE -	New York, NY - February 15, 2005

ANVIL HOLDINGS, INC. REPORTS PRELIMINARY RESULTS FOR FISCAL 2004 AND PROVIDES GUIDANCE FOR FISCAL 2005

Anvil Holdings, Inc. (“the Company”) announced today, the following preliminary results for its fiscal fourth quarter and year ended January 29, 2005 (fiscal 2004) and financial guidance for fiscal 2005:

Fiscal 2004

Sales

For its fiscal fourth quarter ended January 29, 2005, the Company expects to report total net sales of $44.8 million compared to $39.3 million for the same period of the prior year, an increase of 14%.  Operating income for the fourth quarter is expected to be $2.2 million versus $2.5 million for the prior year’s fourth quarter.  *EBITDA for the current quarter is expected to be $3.5 million versus $4.5 million for the prior year’s quarter.

For the fiscal year ended January 29, 2005, the Company expects to report total net sales of $192.4 million compared to $191.2 million for the fiscal year ended January 31, 2004.  Operating income for the 2004 fiscal year is expected to be $13.7 million versus $3.2 million for the prior year.  *EBITDA for the 2004 fiscal year is expected to be $20.2 million versus $11.8 million for the prior year, an increase of 71%.

Borrowings and Cash

At January 29, 2005, there was $10.3 million outstanding under the Company’s Revolving Credit Facility and the Company had cash available of $4.7 million.  At January 31, 2004, there was $16.7 million outstanding under the Revolving Credit Facility and the Company had cash available of $1.5 million.  It should be noted that the Company’s net cash position and Revolver borrowings are subject to daily changes, based on collections and both normal operating expense and capital expenditures and balances fluctuate at different periods during the year.

Inventory

Comparative preliminary inventory amounts are as follows: (amounts in millions)

	January 29, 2005	January 31, 2004

Finished goods	$39.0	$41.9
Work in process	1.8	1.8
Raw materials & supplies	9.5	8.8
	$50.3	$52.5

Fiscal 2005

The company expects net sales for fiscal year 2005 to increase between 7% to 10% over fiscal 2004.  EBITDA is projected to increase 12% to 15% on the projected sales increase.

Anthony Corsano, President and Chief Operating Officer of Anvil Knitwear, Inc. (Anvil Holdings’ operating subsidiary) noted that while the company has made significant strides towards returning to its historical financial performance levels, the ongoing process of reaching and exceeding these goals continues.  Two of the more important initiatives currently in process are the completion of a leased Cut and Sew facility in Nicaragua as well as the construction and leasing of a new Honduran textile facility.

The cut and sew facility in Nicaragua replaces a facility in Honduras which was closed at the end of December 2004 when its lease expired.

The Company is currently in the process of evaluating proposals for the leasing from third parties of a textile facility in Honduras.  It is anticipated that the Company will be in a position to occupy such a facility in early 2006.  Earnings for 2006 may be impacted by transitional inefficiencies and training costs; however, it is expected that the benefits achieved from lower labor costs should begin to be reflected in Anvil’s earnings in 2007.

In addition to increased sales, Mr. Corsano also stated that he anticipates the Company to benefit in 2005 from potentially lower yarn costs, a more favorable product mix and improved operating efficiencies.  However, higher than expected promotional activity remains a possibility.

* EBITDA is defined as operating income plus depreciation and amortization.  EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data, or as a measure of profitability or liquidity.  The Company believes, however, that EBITDA represents a useful measure of assessing the performance of the Company’s ongoing operating activities as it reflects earnings trends of the Company.  In addition, the Company believes EBITDA to be a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness.  EBITDA does not take into account the Company’s debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  The EBITDA measure presented herein may not be comparable to other similarly titled measures of other companies.

This “Release” contains forward-looking statements within the meaning of and this cautionary statement is intended to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts.  Statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions.  The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectation, beliefs or projections will result or be achieved or accomplished.  In addition to the other factors discussed elsewhere herein, the following factors are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in this “Release” or any other forward-looking statement:  1. Changes in economic conditions, in particular those which affect the activewear market. 2. Changes in the availability and/or price of yarn, in particular, if increases in the price of yarn are not passed along to the Company’s customers. 3. Changes in senior management or control of the Company. 4. Inability to obtain new customers or retain existing ones. 5. Significant changes in competitive factors, including product pricing conditions, affecting the Company. 6. Government/regulatory actions and initiatives, including, those affecting financings. 7. Significant changes from expectations in actual capital expenditures and operating expenses. 8. Occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments. 9. Significant changes in rates of interest, inflation or taxes. 10. Significant changes in the Company’s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur. 11. Changes in accounting principles and/or the application of such principles to the Company.

The foregoing factors could affect the Company’s actual results and could cause the Company’s actual results during fiscal 2004 and beyond to be materially different from any anticipated results expressed in any forward-looking statement.

The reporting of our preliminary results for the fiscal year ended January 29, 2005 is subject to the completion of our year-end audit and our customary financial closing and review procedures, and final reported results could vary from our preliminary estimate.

The Company disclaims any obligations to update any forward-looking statements to reflect events or other circumstances after the date hereof.

Contact:	Anthony Corsano
President and COO
Anvil Knitwear, Inc.
(212) 476-0341